Exhibit 3.5

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P.
NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P (hereinafter called the “partnership”), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of amending Certificate of Limited Partnership filed with the office of the Secretary of State of Delaware on April 20, 2006, hereby certifies that:
1.    The name of the limited partnership is: NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P
2.    Pursuant to the provisions of Section 17-202, Title 6, Delaware Code, the amendment to the Certificate of Limited partnership effected by this Certificate of Amendment is to change the address of the registered office of the partnership in the State of Delaware to 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent, and to change the name of the registered agent of the partnership in the State of Delaware at the said address to National Registered Agents, Inc.
The undersigned, a general partner of the partnership, executes this Certificate of Amendment on January 18, 2007.

By:	NNN Healthcare/Office Reit, Inc.,
A Maryland Domestic Corporation,
Its General Partner

/s/ Paul J. Hagan
By: Paul J. Hagan, Assistant Secretary